Agreement

This  Agreement  is made as of  March 15, 2002  between  Creative
Partners International LLC, a Delaware limited liability  company
("CPr'),   and   Systems   Engineering  &   Integration   Defense
Contractors, Inc., a California Corporation C'SEIDCON').

Backgrgund:

CPI is an authorized North American distributor of certain products of Wavetrend Technologies (Proprietary) Limited CWavetrend"). "ProductsP means the Wavetrend products listed in Appendix A, attached hereto,:, as modified by CPI from time to time. CPI and SEIDCON wish to partner for the purpose, among other things, of marketing the Wavetrend P.C. Access Control product and the Wavetrend tags/cards/readers for the U.S. Government Market and U.S. Government Contractors. "U.S. Government Markee' means any U.S. federal, state, county and local governmental authorities, U.S. military services, U.S. government authorities and instrumentalities located overseas and U.S. embassies and consulates as well as with the U.S. federal, state, county and local governmental authorities and the U.S. military services. "U.S. Government Contractore' means any company that is engaged in providing products and/or services to the authorities described as the U.S. Government Market.

NOW, TBEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.CPI represents -and warrants that it is an authorized United
  States distributor of the Products.

2.CPI agrees that for so long as this Agreement is in effect, and subject to the terms and conditions set forth herein, CPI will sell the Products exclusively to SEIDCON for resale to the U.S*. Government Market and U.S. Government Contractor Market. Notwithstanding the foregoing, if SEIDCON should fail to meet the minimum volume targets described in Section 4 at any time during the term of this Agreement, CPI's obligation "to sell the Products to SEIDCON will thereafter cease to be exclusive and CPi will thereafter be free to sell the Products to any third party in addition to SElDdON.

3.(a)  SEIDCON ag!rees that for so long as this Agreement  is  in effect, and subject to the terms and cohditions set forth herein, SEIDCON will order and purchase the Products exclusively from CPI for resale to the U.S. Government Market and U.S. Government Contractor Market.

(b) For so long as this Agreement is in effect, and subject to the terms and conditions set forth herein, SEIDCON also may order and purchase the Products from CPI for resale to U.S.-based customers in the private sector; and CPI will sell the Products to SEIDCON for resale to such customers except if the customers are parties with which CP1 has a pre-existing relationship, in which case CPI will not be obligated to sell the Products to SEIDCON for resale.

(c)  For the protection of both parties, all orders submitted  by
SEH)CON shall be initiated by written purchase orders. No order shall be binding upon CPI until accepted by CPI in writing. CPI shall use its best efforts to notify SEIDCON of the acceptance or rejection of an order and of the assigned delivery date for accepted orders within five (5) business days after receipt of the purchase order.

4.Wavetrend has agreed to develop a P.C. Access Control product that is suitable for use on the networks by the U.S. Government Market and U.S.
Government
 Contractor Markei. CPI will use all reasonable efforts to obtain firm commitments from Wavetrend f6r (1) a network version of P.C. Access Control product with strong passwords for commercial sales, and (2) a U.S. Government
Market/U.S.
 Governinent Contractor Market, version (for all Government levels) that has the features of #1 and meets Department of Defense CDoD") and other federal requirements for a minimum TCSEC C2 security level implementation and, in addition must be compliant with FIPS PUB 140-1/2 and the government
 FARS/DFARS. CPI agrees to refer all U.S. Government Market and U.S.
 Government Contractor Market clients to SEIDCON for sales, installation, training and maintenance of the Products. SEIDCON agrees to use all reasonable efforts to resell a minimum of 100,000 unitstseats per year of the PC
Access Control product
 for the U.S. Government Market/U.S. Government Contractor
Market; provided that
 the obligation her eunder is conditioned upon completion by Wavetrend of a network version of the P.~. Access Control product that is suitable for resale to the U.S.
 Government Mariet and the U.S. Government Contractor Market;
and provided
 further that the start date for each year will be the date that Wavetrend first completes such products and each anniversary of such date thereafter. As provided in Section 5, if SEIDCON should fail to meet the 100,000 per year volume target described above at any time during', the term of this Agreement, CPI's obligation to sell the Products to
 SEIDCON will thereafter cease to be exclusive and CPI will thereafter be free to sell the Products to any third party in addition to SEIDCON.

5.(a) SEIDCON will not seek to purchase any Wavetrend products directly from
 Wavetrend or oth~rwise interfere with CPI's relationship with Wavetrend, and will not seek to circumvent such relationship and CPI's rights as Wavetrend's authorized distributor. Notwithstanding the foregoing, SEIDCON technical and management personnel may interface directly with Wavetrend technical/management personnel, to the extent agreea~le to Wavetrend, for the purpose of technical interface, technical assistance and data exchange and gathering, provided that SEIDCON may be required by Wavetrend to execute an appropriate confidentiality agreement prior thereto. To the extent reasona I ble and appropriate, it is also anticipated that SEIDCON, CPI and
 Wavetrend may exchange proprietary information and data for the purpose of ensuring product reliability, ergo marketability (subject to execution of appropriate confidentiality agreements). The following shall apply in the case of confidential information exch~nged between SEIDCON and CPI: Each of SEIDCON and CPI
 (the "Receiving Party") will maintain in confidence and will not use, except for the furtherance of its'Lobligations under this Agreement, any information received from the other party (the "Disclosing Party") that has been identified by the Disclosing

Party as confiden#al. The Receiving Party will be responsible for ensuring that its employees, agents and consultants do not disclose or make any unauthorized use of any confidential information. The foregoing obligations of confidentiality will not apply to the extent that the Receiving Party is required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction (provided that the Receiving Party will inform the Disclosing Party before making any such disclosure so that the Disclosing Party may have an opportunity to seek appropriate protection of such information prior to its disclosure by the Receiving Party) or the extent that the information is in or subsequently enters the public domain or is in or comes into the possession of the Receiving Party from a third party source that has no obligation of confidentiality to the Disclosing Party. All confidential information and data shall be reasonably identified as "confidential".

(b) SEIDCON will not seek to sell the Products to, or otherwise interfere with CPI's relationship with, any private sector party that is known by SEIDCON to have a preexisting relationship with CPI. SEIDCON will be deemed to have knowledge of such a pre-existing relationship if it is aware of or learns of such relationship or if it is advised by CPI ofthe existence of such relationship.

6.CPI will provid~ SEIDCON with marketing materials, product samples, and demonstration hai.Aware, if any, which may be available from Wavetrend for the Products. SEIDCON's use of such materials is subject to Section 8.

7.CPI agrees to use, all reasonable efforts to seek consent from Wavetrend to special packaging requireients using SEIDCON's logos with the Products.

8.SEIDCON will us * e all Wavetrend intellectual property in accordance with applicable law and regulations and in accordance with applicable restrictions imposed as a matter of contract law, and will not misuse or misappropriate any such intellectual property. Wavetrend intellectual property may include, without limitation, trademarks, copyrighted material and proprietary technology, software and hardware.
 This Agreement does not grant to SEIDCON any license or right in any Wavetrend intellectual property.

9.Both  CPI  and  SEIDCON will be responsible for complying  with federal, state and local laws and regulations, if any, that are applicable respectively to each of them in connection with ap'y sales of the Products to the U.S. Government Market and
  U.S. Government Contractor Market, and in connection with any other sales of the Products. For the avoidance of doubt, it is understood and agreed, however, that CPI will have no responsibility for being aware of or complying with any federal, state or local government procurement or contracting rules and regulations, and that SEIDCON will be the seller of record to the U.S. Government Market and the U.S. Government Contractor Market and that CPI will not be identified or referenced in any communication or document provided to or exchanged with any federal, state or local govemmenta.1 official, office, branch, division, agency or instrumentality without the prior knowledge and prior written consent of CPL

10. (a) SEIDCON will be solely responsible for providing all management, marketing and technical support and assistance, and all associated personnel, that may be necessary and appropriate to support the use of the Products by its customers. CPI will have no responsibility in this regard.

    (b) Whenever CPI in its discretion considers appropriate, CPI
may  direct       its  own private sector customers for Wavetrend
products C'CPI Customers'), who wish to contract for third party system management software and/or third pa4 technical support and assistance services to contact SEIIDCON. CPI does not intend to offer any such services to CPI customers for Wavetrend products. SEIDCON will undertake good faith discussions with all CPI customers that have been directed to contact SEIDCON and will, at its discretion, enter into appropriate agreements with such CPI Customers for the provision of such software and/or such support and assistance services. For each CPI customer that is referred to SEIDCON by CPI and with which SEIDCON enters into an agreement or formal arrangement for the provision of such software and/or such support and assistance services, CPI will be entitled to a finder's commission which shall equal 15% of the aggregate software or service, fees received by SEBDCON from such referred CPI Customer. SEIDCON will pay CPI its 15% finder's commission for each such arrangement entered into by SEIIDCON within 5 days after the end of each month that SEIDCON receiv6s fees from such CPI Customer, based on the aggregate fees collected by SEIDCON from such referred CPI Customer during each such month. Notwithstanding anything to the contrary set forth above,'there were be no finder s commission on pdst-installation maintenance contractor services (i.e., those situations where SEIIDCON has arranged for a third party to provide maintenance services and which are pass-throughs from the referred CPI Customer to SEIDCON to the third party maintenance contractor).

11. The price schedul that is in effect for the Products under this Agreement as of the date hereof is set forth in Appendix A, attached hereto. SEIIDCON intends to add the Products to SEIDONs General Services Administration (GSA) Schedule. Pricing for products added to the GSA schedule cannot be changed upward for the entire 5year term of the GSA schedule, except annual Cost of Living percentage increases, as approved by the U.S. government (and this agreement must be in writing from the manufacturer and distributor when being submitted to GSA for approval). CPI reserves the right I to increase its then-published non-GSA prices at any time during the term of this Agreement, unless a separate quotation is acquired from CPI by SEIDCON to accommodate a non-GSA U.S. Government Market/U. S. Government Contractor Markei bid requiring a quote to be effective for a specified period of time. This period of:. time shall not exceed 120 days without prior written authorizatiorx/appro'val resulting from negotiations between CPI and SEIDCON. In the event of a price increase, CPI will honor orders already accepted by CPI at prices in effect prior to ~he effective date of the price increase and scheduled by CPI for shipment within ninety (90) days after the effective date of the price increase. CPI will also provide Ia new price listing to SEIDCON to replace Appendix A of this agreement. Ordets scheduled by CPI for delivery after ninety (90) days from the effective date of the price increase shall automatically be adjusted by CP1 to reflect the new price. CPI agrees to notify SEIDCON of any order affected by the automatic adjusting of price in a timely manner to allow SEII)CON to confer with the customer and ensure the cuAomer agrees to the new price and has the opportunity to cancel the order with no liability to SEIDCON, CPI or SEIDCON's customer. Orders accepted by CPI after the e~ffective date of the price increase will be accepted at the increased price. In the event of a price decrease, unshipped orders already scheduled by CPI shall be automatically adjusted by CPI to reflect the price decrease.

12. CP1 agrees that payment by SEEDCON for any and all shipments ordered by SEII)CON for the U.S. Government/U.S. Government Contractor Market will be 5 days after payment to SEIDCON. Payment to SEIDCON will be consistent with U.S. Government Market/U.S. Government Contractor Market schedules for payment under applicable ' federal rules and regulations, provided that SEIDCON will undertake in each instance to obtain the shortest payment period available or permissible under; such schedules. Payment by SEIDCON in all other contexts will be net 30 days from shipment of order from South Africa, unless otherwise negotiated, in writing, prior to shipment.

13. CPI is responsible for all insurance, freight, shipping, tariffs, taxes, VAT and other similar costs to Oliver the goods to SEIDCON's QA facilities located at 2171 S. El Camino Real, Suite 200, Oceanside, California, 92054. or to another San Diego County address, siiould SEII)CON relocate; provided, however, if insurance, freight, shipping, tariffs, taxes, VAT and other similar costs should increase in aggregate by more than 10% over the costs in effects as of the Effective Date of this Agreement, then SEEDCON will share equally (501/6/50%) in all such excess costs over and above the 10% threshold,- and provided, further, that SEII)CON will exercise all reasonable efforts to seek appropriate withdrawal or modification to the extent available or permissible under federal rules and regulations of the prices for the Products as set forth in applicable U.S. Government Market/U.S. Government Contractor Market schedules. SEIDCON is responsible for all freight, shipping, tariffs, taxes, VAT and other similar costs~ from that point to the customer's site, unless otherwise agreed upon between CPI and SEIDCON. In some cases, CPI and SEIDCON may agree to drop ship directly'to the end user to alleviate excessive shipping costs for both CPI and SEIDCON. SEII)CON also agrees to collect, and pay, all applicable sales taxes due from its customers.

14. CPI will endeavor. to obtain Wavetrend's agreement to enhanced cancellation clauses based on sample ~lauses provided to CPI by SEIDCON. Should Wavetrend agree, this agreement shall be amended to reflect the new cancellation clause or clauses. Prior to any such agreement by Wavetrend, or if Wavetrend does not agree, the cancellation clause set forth hereinbelow will apply to all SEIDCON orders. CPI UT&TAanhs 1hat SIMIUUS *vx& *lTkrNAt I'm md&-ti-mix *NN& t4trj vuowkt, signed by a client, as a term and condition for which the client will be responsible.

SEIDCON may ~ancel any order (or portion of any order) where SEIDCON's ultimate custornei is in the U.S. Government Market or the U.S. Government Contractor Market prior to shipment. If the cancellation covers no more than 5,000 units of any indivildual item covered by the order, there shall be no penalty for the cancellation. If the cancellation covers more than 5,000 units of any individual item covered by the order, SEIDCON will pay a cancellation penalty of 25% of the purchase price for each unit of each individual item that exceeds the initial 5,000 units of each suckindividual item.

15.  CPI  Will  assure most favored customer pricing  to  SEIDCON within  each  distinct market segment (e.g., U.S. Government/U.
  S. Government Contractor Market, private sector, etc.) - thus CPI will not offer to sell the Products to any of its customers within each distinct market segment at better sales prices than the prices that CPI offers to SEIDCON for distribution to each such market.

16. If CPI and SEIDCON agree that SEEDCON should target a particular market or a particular Product~ and if Wavetrend has imposed a minimum quantity requirement upon CPI for such, market or such Product, then SEIDCON agrees that such minimum quantity requirements may in turn be imposed by CPI on
  SEII)CON.

17. The Products will be warranted to the extent of Wavetrend's warranty coverage. The warranty of Wavetrend that is applicable as of the date hereof is attached as Appendix B. If ~Wavetrend's warranty coverage should change from the version attached hereto, CPI agrees to be responsible for providing SEIDCON with a copy of Wavetrend's warranty coverage as in effect within 10 business days from the date of release of such changed warranty coverage to CPI by Wavetrend.

18.  SEIDCON  is  an  i~dependent contractor to CPI  and  nothing herein shall be deemed to establish a relationship of principal and agent between CPI and SEIDCON. Accordingly, neitfier SEIDCON, nor any of its employees or agents, shall have any right, power or a~thority to, and shall not, create or incur any liability or obligation with respect to CPI. This Agreement shall not be construed as constituting the parties hereto as a parthership or as creating any other form of legal association or arrangement that would impose liability upon one party for the act or failure to act of the other party.

19. Neither party hereto will be liable to the other for consequential, special or indirect losses or damages, including without limitation loss of profits. CPI's liability for defective product will be limited to either refund of the purchase price or replacement of the defective product. CPI will not be liable for a failure or delay in delivery of any of the Products under any order that has been accepted if the failure or delay is due to an impediment beyond CPI's control that could not reasonably have been avoided or overcoine (including without limitation a failure or delay by Wavetrend in completing the production of the Products in question).

20. (a) This Agreement shall be effective as of the date set forth on the first page hereof (the "Effective Date), and shall continue for an initial period of twelve (12) consecutive mont~s, unless it terminates sooner in accordance with the terms of this Agreement. Th~reafter, the Agreement shall be automatically extended for consecutive renewal periods of twelve (12) months, provided that the Agreement may be terminated by either party after the initial period upon no less than 90 days prior written notice. The provisions in this Agreement regarding confidentiality and use of intellectual property as set forth in Sections 5 and 8 will survive any termination of this Agreement. .

(b) Either party hereto may terminate the Agreement in the event that (x) the other party materially breaches this Agreement and fails to cure such breach within 30 days after notice of such breach or (y) the other party shall become a the subject of receivership, insolvency, bankruptcy, moratorium or similar proceedings against such party, whether voluntary or involuntary, provided that if the proceeding is involuntary, such party shall have 30 days to obtain the discharge of such proceedings.

21. Should CPI, or any successor, become unable to fulfill it's obligations hereunder to act as a channel &tributor to SEIDCON for the Products because
CPI has become
 the subject of voluntary receivership, insolvency, bankruptcy, moratorium or similar proceedings, or involuntary proceedings of a similar nature that are not discharged within 30 days aft i er being instituted, then SEIDCON shall have the right to purchase said products directly from Wavetrend or through another
Wavetrend-authorized
 channel distributor.

22. CPI may assign this Agreement to its 100% parent, Creative Enterprises, Inc., a Delaware corporation, or the parent of Creative Enterprises, Inc., Creative Enterprises International, Inc., a Nevada corporation, without the prior consent of SEIDCON.

23. The laws of the State of Delaware will govern this Agreement.

I

24. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an ooriginal and all of which, when taken together, will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF,, the parties have duly executed this Agreement as of the date first set forth above.

SYSTEMS ENGESMERING     CREATIVE PARTNERS
& INTEGRATTON DEFENSE   INTERNATIONAL LLC
CONTRACTORS, INC. ,

                        By Creative Enterprises, Inc., the sole
                        member of
                        Creative Partners International LLC


B y: f4                 By
 I/                        -
Name: Sherri Sommer     Name: R. P. Aliano
Title: VP - Contracts   Title PP-tFTtDEAJT
Address for notices:    Address for notices:
                          2q00 -TOCOAJ!r6-Art-,WD

L ---1 -















SEIDCON, Inc.             UE3TLetr-t- V(L(A6E-,
2171 S. El Camino Real    eA - q 1 "3 6 t
Attn: Sherri Sommer
Suite 200
Oceanside, CA 92054.

Appendix A

Wavetrend Technologies (Ply) Ltd

Seklcon Price Ust - January 2002








L-TG1OOWevetrand Domino Tog          $12.50     $19.00
L-TGIOD-MS          Wavetrand Domino Tag with Motion Sensor$15.50    $25.00
L-TG501Wavetrand See" Card           $12.50     $19.00
L-TG501-MS          Wavelvend Secure Card vAth Motion SensorW.50$25.00
L-TG501-DT         Wavetrend Secure Card with Dual Technologe$12.00  $19.00
L.TG50143T.MSWave"M Secure Cord with Dual Technology & Motion Sensor* $16.00 $25.00
L-TGBOOWavetrand And Tog             $22.00     $30.00
L-TGNO-MS              Wwometrend And with Motion Sensor  $26.00$36.00
L-TA1OOalp for L-TG501               $0.30      $0.45
L-TA2DODouble aided fbdng tape for L-TG501 (10 per peclo   $6.00$9.95
L-TA300Arti-Tarnpar Kit for L-TG501 (10 pw pack)$9.45     $14.50
L-TA400Double aided Ung tape for L-TG1OO (10 per paclo      $250$3.95
L-TA500And-Tamper Kit for L-TG100 (10pwpack)    $6.00      $9.95
L-TABW Double aided Ung tape for L-TG8OO (10 per pack)     $6.00$9.95
L-TA700And Tamper Kit for L-TG8W (10 per pack)  $9.45     $14.50
L-RX100Wavetrend Reader -TTL (vvithout artanns)$110.00   $190.00
L-RX2W Wavetrand Reader - RS485     $140.00    $220.00
L-RX3W Wavetrand PC Access Control reader - (RS-232)      $39.00$60.00
L4;tA1OO    Wavetrend Reader Programming Wt for L-RXIOO (Cable & SW)
$50    NIA
L-ANIOOMulti-purpose Whip Antenna (167rrm)      $6.00     $11.00
L-AN200Stub Antenna (50 Ohm)         $6.00      $10.50
L-AN3DOWavelrend Patch Antenrm (400 x 400 mr"  $100.00   $160.00
L-CB1OOWavetrend NsWm Interface Buffer$275.00  $390.00
L-PA100Wavetrend Interface Card (M I Wiegard)  $120.00   $148.50
L-PA200Wavetrend Interface Unit (TTL / RS485) (Sims)      $85.00$119.95
L-PA300Wevetrend Interface Lk* (rTL / RS485) (MaGW4       $85.00$119.95
L-SY100Wavetrend PC Access Control System (PCAC)$50.00    $99.00
L-SMOO Wave" systern interface sollwareWA        NIA



Not":
 I Please quote the full product clode ruTber In orders and technical Inquiries, i.e.
 2 Prim exclude VAT and are vA*d to charge vvithout notice
 3 Freight and shipping - Provideg by CPI
 4 Distributor / VAR supplies PE71 for dual technology card at own oosL
  Load time required after reosipt of PIERT is 8 weeks

Avvendix B

WARRANW

WAVETREND TECHNOLOGIES ffM LTD warrants the following, from the date of final acceptance of the product by the Customer, and for the respective initial warranty periods indicated in a detailed schedule of products annexed to the proposal.

that no failty material or workmanship was used in the product;
that the product complies with the proposal and order, that the performance of the product complies with, the specification contained in the proposal and order.

If the products or any part thereof is defective during the warranty period, WAVETREND i :HNOLOGIES (PTY) LTD shall correct the defect, by either replacing or repairing, at its election, any defective component at its own cost within 30 (thirty) days or any extended period as may be agreed to in writing by the parties. Tbe warranty period on any product or part thereof replaced during the warranty period shall be limited to the un-Wu-ed portion of the initial warranty period.

NotvvithsWnding the provisions of the preceding clause, the warranty of any component of the product which has been sourced by WAVETRMM TECHNOLOGIES (PrM LTD from a third party shall be subject to any limitations of warranty placed on that component by the third party The Customa win not have any claim against WAVETREND TECHNOLOGIES (PTY) LTD in respect of any defective component supplied by such a third party but WAVETREND TECHNOLOGIES (PTY) LTD shall be obliged to cede any rights it has against such third party to the Customer.

This warranty extends only insofar as the product is used reasonably and for the purpose for which it was sold and shall be invalidated by any repairs effected by anyone other than WAVETREND TECHNOLOGIES (FM LID, or its appointed agent ("unauthorised repairs") to the product.

352099v4

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